CONSENT

     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated February 12, 2003 to the Prospectus dated June 27, 2002 relating to securities issued pursuant to Registration Statement No. 333-90206 of Export Development Canada.

February              , 2003

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP